EXHIBIT 10.9

AMENDMENT TO STOCK AND WARRANT PURCHASE AGREEMENT

This Amendment to Stock and Warrant Purchase Agreement (the “Amendment”) is made effective as of October 25, 2021 (the “Effective Date”), between Aceragen, Inc., a Delaware corporation with a principal place of business at 15 T.W. Alexander Drive, Suite 318, Research Triangle Park, NC 22709 (“Aceragen”), and NovaQuest Co-Investment Fund XV, L.P., a Delaware limited partnership, with a place of business at 4208 Six Forks Road, Suite 920 Raleigh, NC 27609 (“NovaQuest”). Aceragen and NovaQuest are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

INTRODUCTION

A.Aceragen and NovaQuest previously entered into that certain Stock and Warrant Purchase Agreement, dated March 24, 2021 (the “Purchase Agreement”).

B.The Parties desire to amend the terms of the Purchase Agreement, as set forth in this Amendment, simultaneously with the Parties’ execution and delivery of a certain Sales Distribution and PRV Agreement and in connection with Aceragen’s proposed acquisition of Arrevus, Inc., a Delaware corporation (“Arrevus”) pursuant to that certain Agreement and Plan of Merger by and among the Company, Arrevus, Aceragen Merger Sub, Inc., and Carl Kraus dated effective as of October 18, 2021 (the “Arrevus Merger Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Amendment to Definitions. Section 1.1 of the Purchase Agreement is hereby amended by inserting the following defined term into such section in appropriate alphabetical order:

“Competing Business” means any business that competes with the Company’s business.

“Phase III Study” means any human clinical trial of the Product that is required for the submission for Regulatory Approval in any jurisdiction within the territory.

“Sales Distribution and PRV Agreement” means that certain Sales Distribution and PRV Agreement entered into by and between the Parties effective as of October 25, 2021.

2.Amendment to Section 3.1(a)(i). The first sentence of Section 3.1(a)(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

For each Fiscal Quarter that ends after the Closing, Aceragen shall submit a complete and correct Quarterly Report to NovaQuest by the 30th day of the month following the end of each such Fiscal Quarter, provided that after the Product Funding Period, Quarterly Reports shall not be required to include the items set forth in clauses (d)-(f) of the definition of “Quarterly Report”.

3.Amendment to Section 4.1(b). Section 4.1(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(b)Approval Milestone Distribution. If Aceragen does not receive a PRV in connection with U.S. Approval of the Product, then Aceragen shall make a distribution to Stockholder in an amount equal to the Total Funding Commitment (the “Approval Milestone Distribution”) in two (2) equal installments, the first of which shall be effected within forty-five (45) days after the U.S. Approval Date and the second of which shall be effected within one (1) year after the U.S. Approval Date. If Aceragen receives a PRV and does not complete a PRV Sale Transaction within twelve (12) months after receiving such PRV, then Aceragen shall make an Approval Milestone Distribution to Stockholder in two (2) equal installments, the first of which shall be effected within one (1) year and forty-five (45) days after the U.S. Approval Date and the second of which shall be effected within two (2) years after the U.S. Approval Date.

4.Amendment of Section 4.4. Section 4.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

4.4Interest. If any distribution required to be made by Aceragen to Stockholder under this Agreement is not made when due, then such outstanding payment will accrue interest, beginning on the date when the payment was due, at a rate equal to five percent (5%) plus the Prime Rate; provided that the maximum rate of interest shall be the lesser of twelve percent (12%) and the maximum rate allowable under Applicable Law. Such rate will be compounded every ninety (90) calendar days, commencing on the date on which such payment was due. Payment of accrued interest will accompany payment of the outstanding distribution. “Prime Rate” means the prime rate as reported in The Wall Street Journal, New York edition, on the date such payment is due.

5.Material Breach Amendment. Sections 9.3(a) and 9.3(b) of the Purchase Agreement are hereby amend and restated in their entirety as follows:

(a)Aceragen materially breaches any representation or warranty under this Agreement, any of the other Transaction Agreements, or under any other agreement between the Parties, including without limitation the Sales Distribution and PRV Agreement;

(b)Aceragen materially breaches any agreement, covenant, or obligation in this Agreement, any of the other Transaction Agreements, the Sales Distribution and PRV Agreement, or under any other agreement between the Parties, or a

Responsible Party other than Aceragen materially breaches any agreement, covenant, or obligation in this Agreement or the Sales Distribution and PRV Agreement applicable to Responsible Parties, and, to the extent curable, does not cure such breach within sixty (60) calendar days after the earlier of (i) NovaQuest’s provision of notice to Aceragen of such breach or (ii) Aceragen’s becoming aware of such breach;

6.Entire Agreement Amendment. The first sentence of Section 11.12 of the Purchase Agreement is hereby amended as follows:

This Agreement (including the Exhibits and Schedules hereto, including the Warrant and the Security Agreement) and the Sales Distribution and PRV Agreement set forth all of the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties relating to the subject matter hereof and thereof and supersedes and terminates all prior agreements and understandings between the Parties.

7.Full Force and Effect. Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

8.Miscellaneous. Sections 11.2 (Governing Law), 11.3 (Dispute Resolution), 11.8 (Notices) through 11.10 (Waiver), and 11.18 (Counterparts) of the Purchase Agreement shall apply to this Amendment mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Stock and Warrant Purchase Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Aceragen, Inc.

By:	/s/ John Taylor
Name:	John Taylor
Title:	President and CEO

NovaQuest Co-Investment Fund XV, L.P.

By: NQ POF V GP, Ltd., its general partner

By:
Name:	John L. Bradley, Jr.
Title:	Director

IN WITNESS WHEREOF, the Parties have executed this Amendment to Stock and Warrant Purchase Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Aceragen, Inc.

By:
Name:	John Taylor
Title:	President and CEO

NovaQuest Co-Investment Fund XV, L.P.

By: NQ POF V GP, Ltd., its general partner

By:	/s/ John L. Bradley, Jr.
Name:	John L. Bradley, Jr.
Title:	Director